Exhibit 10.1

LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC.

LIHTI2

AMENDED AND RESTATED

LEASE AGREEMENT

This Amended and Restated Lease Agreement ("Lease") made as of the 24th day of February 2023 between Long Island High Technology Incubator, Inc., a not-for-profit education corporation existing under the laws of the State of New York, having its principal place of business at 25 Health Sciences Drive, Stony Brook NY 11790 (“Landlord”) and Applied DNA Sciences, Incorporated, a Delaware Corporation with a mailing address of 50 Health Sciences Drive, Stony Brook NY 11790 ("Tenant").

WHEREAS the State University of New York (“SUNY”) has granted to Landlord the authority to construct a facility on certain land on the campus of Stony Brook, hereinafter referred to as the "Incubator," and to lease space in such facility for emerging high technology enterprises to promote such enterprises; and

WHEREAS Landlord believes that leasing space to Tenant shall advance the goals of the Incubator;

WHEREAS Landlord and Tenant entered into a certain Lease Agreement (the “Original Lease”) dated the 14th of June, 2013 to lease approximately 30,000 rentable square feet of space within and forming a part of the building known as 50 Health Sciences Drive, Stony Brook NY 11790 (the “Original Demised Premises”); and

WHEREAS the Original Lease was extended to expire on January 31, 2023;

WHEREAS the parties wish to amend and restate the Lease, clarify the parties’ rights and obligations set forth in the Lease and modify the terms of the Lease;

NOW THEREFORE, in consideration of good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, Landlord hereby lets to Tenant and Tenant hereby rents from Landlord the entire building known as LIHTI 2 which shall be deemed to contain 30,000 gross rentable square feet (the “Demised Premises”) in the building known as 50 Health Sciences Drive, Stony Brook NY 11790 (the “Building”) under the following terms and conditions:

1.            Lease Term. The Lease will commence on February 1, 2023. Upon the commencement of the Lease, the Original Lease shall be deemed to have been terminated with neither party having any further obligations or liabilities thereunder. The Lease shall expire January 31, 2026 (the “Expiration Date”).

2.            Base Rent. The Base Rent is currently $42,488 per month.

a.	Beginning 2/1/2023 and ending 1/31/2024, the Base Rent shall be increased to $48,861.17 per month.

b.	Commencing February 1, 2024, the Base Rent provided herein shall be increased each February year by a percentage equal to the percentage change in the Consumer Price Index statistics published by the United States Bureau of Labor. Comparisons shall be made using the index entitled, “Consumer Price Index – New York – Newark – Jersey City, NY-NJ-PA” or the nearest comparable data on changes in the cost of living, if such index is no longer published. The change shall be determined by comparison of the figure for the previous January 1, with that of January 1 of the current year. In no event shall this calculation cause a reduction in base rent below that payable during the preceding year.

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3.            Late Charges. It is understood and agreed that the Base Rent shall be due the first day of each month. In the event that any payment of Base Rent shall not be received by the Landlord by the tenth (10th) day of any month, Tenant shall pay to the Landlord, as Additional Rent FIVE (5%) percent of the amount of Base Rent then due and owing.

4.             Bounced Checks. In the event that any of Tenant’s checks are returned to Landlord’s bank for insufficient funds, or for any other reason, Tenant shall pay, as additional rent, as permitted by law, a service charge of One Hundred Dollars ($100.00) for each returned check.

5.            Additional Rent. In addition to Base Rent, all other payments to be made by Tenant to Landlord shall be deemed to be, and shall become, additional rent hereunder ("Additional Rent"), whether or not the same be designated as such. Unless otherwise provided elsewhere in this Lease, Additional Rent shall be due and payable upon the earlier of ten (10) days after demand is made therefor or together with the next succeeding installment of Base Annual Rent. Landlord shall have the same remedies for failure to pay Additional Rent as for Base Rent.

6.            Security Deposit. As a substitute for the delivery of a cash Security Deposit, Tenant shall deliver an unconditional, irrevocable, standby letter of credit in the amount of $750,000.00 conforming to each the following requirements:

(i)	such letter of credit may only be issued by a member of the New York Clearing House Association (or a commercial bank or trust company satisfactory to Landlord having a net worth of at least $700,000,000.00) which has banking offices in New York City or Suffolk County (the “Issuing Bank”);

(ii)	such letter of credit shall indicate the address of the Issuing Bank where it can be drawn upon;

(iii)	such letter of credit shall name Landlord as beneficiary under the letter of credit with its address as set forth herein;

(iv)	such letter of credit must be payable to Landlord or an authorized representative of Landlord upon presentation of the letter of credit, a sight draft, and a certification that either (x) Tenant has committed a specified Event of Default under the Lease which has not been cured, or (y) the Issuing Bank has notified Landlord that it shall not extend the letter of credit beyond its current maturity date, and thirty days shall have expired from the date of the Bank’s notice without Tenant replacing the existing letter of credit with a replacement letter of credit in accordance with subsection (v) hereof;

(v)	such letter of credit shall be deemed to be automatically renewed, without amendment except as set forth in subsection (b) above, for consecutive one year periods after the original expiry date through a date which is not earlier than sixty (60) days after the Expiration Date of this lease, or any renewal or extension thereof, unless written notice of nonrenewal has been given by the Issuing Bank to Landlord (sent to Landlord via certified mail, return receipt requested) at least sixty (60) days prior to the expiration of the current term of the letter of credit. Upon the Issuing Bank’s giving of such notice, Tenant must replace said letter of credit with a new letter of credit satisfying the requirements of this Article at least thirty (30) days prior to the termination of the existing letter of credit. Failure by Tenant to replace the existing letter of credit as required herein shall constitute a default under this lease and there shall be no notice or opportunity to cure said default. Thereupon, Landlord shall be permitted to draw upon the existing letter of credit up to the full amount thereof;

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(vii)	such letter of credit shall be transferable by Landlord without the consent of Tenant and in accordance with the requirements of the Issuing Bank; and

(viii)	Tenant shall cooperate, at its expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the letter of credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Article.

7.            Use. Tenant acknowledges that the purposes for which the Corporation is formed include to create an environment in which new and technologically innovative businesses can develop, and research can be translated into commercially viable high technology: to provide services to, and/or to lease, own, operate or construct incubator/research facilities on Long Island; to facilitate the design, development, construction and operation of incubator/research facilities on Long Island. Tenant shall comply with all applicable laws and regulations of governmental authorities having jurisdiction over the Demised Premises and all applicable SUNY policies and guidelines and will not take any action to disqualify Landlord’s status as set forth in Section 501(c)(3) as described at https://www.irs.gov/charities-non-profits/charitable-organizations/exemption-requirements-501c3-organizations.

8.            Utilities. Landlord shall supply all ordinary and necessary water, gas, electrical, and sewage services to Tenant and Tenant shall pay the charges for such services at the same rates charged by the local public utility companies providing such utility, or at such discounted rate as may be available to Tenant or Landlord within thirty (30) days of Tenant's receipt of a bill for the same. In addition, such services that have not been separately metered (water and sewer) may be separately metered by Landlord and Tenant agrees to pay for such services in accordance with such metering as set forth above. Should Landlord decide to separately meter the Premises, the installation, maintenance and/or repair of such meters shall be Landlord's sole responsibility and at Landlord's sole cost and expense. Tenant may avail itself of other campus services at established third-party rates. All activities of the Tenant involving the facilities and services of SBUwill be consistent with applicable policies and guidelines of SBU.

Except as otherwise expressly provided in this Lease, Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity, quality or supply of electric current furnished to the Premises for any cause beyond Landlord's reasonable control. No diminution or abatement of Rent, Additional Rent, or other compensation shall be or will be claimed by Tenant, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of such interruptions, stoppages or curtailments, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial eviction from the Premises, unless such interruptions, stoppages or curtailments have been due to the arbitrary, willful or negligent act, or failure to act, of Landlord.

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9.            Notices. Any and all notices, demands or requests permitted or required to be made under this Lease shall be in writing and shall be (i) sent by registered, certified, or express United States mail, postage prepaid, (ii) sent by Federal Express or any similar service requiring a receipt, (iii) sent by email to the other party at the addresses, as applicable, set forth below, or to such other party or such other address or number within the continental United States as may have theretofore been designated in writing, or (iv) delivered by hand at the addresses set forth below.

a.	Landlord Address for Notices.

25 Health Sciences Drive

Stony Brook, New York 11790

With a copy to:

Forchelli Deegan Terrana, LLP

333 Earle Ovington Blvd., Suite 1010

Uniondale, NY 11553

Attn: Daniel S. Dornfeld

b.	Tenant Address for Rent and Notices.

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, NY 11790

Attn: Chief Financial Officer.

With a copy to:

McDermott Will & Emery

1 Vanderbilt Avenue

New York, NY 10017

Attn: Todd Kornfeld

10.           Surrender. At the expiration of the term of its tenancy, the Tenant shall surrender the Demised Premises to the Landlord in the same condition as at the commencement of the Original Lease, excepting damage occasioned by fire, casualty, the elements, and reasonable wear and tear and subject to Section 12 below.

11.           As Is. The parties acknowledge that they are familiar with the Demised Premises and there is no work of any sort to be performed by Landlord as of the Lease commencement date and no representation or warranty by Landlord as to the fitness of the Property, or any equipment servicing the Property, or as to any use permitted herein. Any and all work to the Demised Premises necessary for Tenant to open and operate its business shall be Tenant's obligation to perform at Tenant's sole cost and expense. Tenant will indemnify and defend Landlord and save it harmless from and against any and all claims, actions, suits at law or equity, judgments, expenses, costs, liabilities, fines and debts in connection with any injury, loss or damage during any period of Tenant's Work. Tenant acknowledges that it has been permitted to use storage containers on Landlord’s property. Tenant acknowledges that it shall be permitted to continue to use the storage containers at Landlord’s discretion and it will not be permitted to use additional storage containers.

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12.           No Alterations. Tenant shall have the right to make decorative alterations, such as painting, wall coverings and floor coverings without Landlord’s consent. Tenant may make no changes in or to the Premises of any nature without Landlord's prior written consent which may be withheld in Landlord’s discretion. All installations installed in the Premises at any time after the execution of the Original Lease, either by Tenant or Landlord on behalf of Tenant, shall be surrendered with the Premises (unless as to any structural alterations or other types of alterations such as chemical storage areas, radioactive areas, walk-in cold or warm rooms, changes to slab flooring, reinforcing dividing walls, installation of blow-out safety devices/windows, roof penetrations or the like and that create a permanent impediment for future use of the Premises, Landlord, by written notice to Tenant given with its consent to such alterations, elects to have them removed by Tenant, in which event the same shall be removed by Tenant at Tenant's expense upon expiration of the term of this Lease.) All installations installed in the Premises at any time after the execution of the Original Lease (excluding movable fixtures, trade fixtures, attached furniture, personal property not constituting leasehold improvements, and specialty installations), either by Tenant or Landlord on behalf of Tenant, shall, upon installation, become the property of Landlord.

13.           Mechanics' Liens. Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge arising out of any work done or materials or supplies furnished by any contractor, mechanic, laborer or materialman by or for Tenant or any mortgage, conditional sale, security agreement or chattel mortgage. If any such lien shall be filed against the Building or any part thereof, Tenant will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise within thirty (30) days after the filing thereof. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of judgment in favor of the lienor with the interest, costs and allowances.

14.           Building Alterations and Management. Landlord shall have the right at any time without the same constituting an eviction and without incurring liability to Tenant therefore to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building may be known (collectively the “Landlord Alterations”). Landlord agrees that the Landlord Alterations shall be made upon adequate prior notice to Tenant and Landlord shall make commercially reasonable efforts to reduce any impact on Tenant’s operations at the Demised Premises. Subject to the foregoing, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or other Tenants making any repairs in the Building or any such alterations, additions and improvements.

15.           Right to Relocate. Intentionally Omitted.

16.           Destruction. In the event of the destruction of the Building to such a degree that Landlord shall elect to demolish or substantially renovate or rehabilitate the Building, Landlord shall have the right to terminate this Lease upon notice to Tenant.

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17.           Insurance. Tenant shall, during the entire Term, keep in full force and effect a policy of public liability and property damage insurance with respect to the Property, and the business operated by Tenant in the Property, in which the limits of public liability shall not be less than the amount of $3,000,000.00 in respect of any accident or disaster for property damage, and in the amount of not less than $1,000,000.00 in respect of any injuries to any one person, and in the amount of not less than $3,000,000.00 in respect of injuries to more than one person, and such policy shall cover damage or injury occurring on the Property, as well as the sidewalk in front of the Property, an adjacent property utilized by Tenant, and all operations and activities of the Tenant including, but not limited to, the conduct of its business and making alterations and repairs. Tenant shall provide Landlord with a copy of the Certificate of Insurance naming Landlord as an additional insured.

18.           Waiver of Subrogation. Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire, extended coverage perils, vandalism, malicious mischief, sprinkler leakage or any other perils insured in policies of insurance covering such property, even if such fire or other casualty shall be brought about by the fault or negligence of the other persons claiming under it, provided, however, this release shall be in effect only with respect to loss or damage occurring during such time as releaser's policies of fire and extended coverage insurance shall contain a clause to the effect that this release shall not defeat said policies or the right of releasor to recover thereunder. Each of Landlord and Tenant agrees that its fire, extended coverage and other casualty policies will include such a clause so long as the same is obtainable, and includable without extra cost; or if extra cost is chargeable, the party will advise the other of the amount thereof, and the other party may pay the same, although not obligated to do so.

19.           Maintenance of Demised Premises. Tenant shall keep the Demised Premises in good condition and repair and shall make all necessary repairs thereto and shall comply with all laws, regulations, etc. applicable thereto. Landlord shall have full access to and the right to enter the Demised Premises. Tenant shall provide Landlord with a master key and card access, where applicable, to the Demised Premises. Beginning February 1, 2023 and thereafter, Landlord shall be responsible to maintain and repair HVAC to include only those systems that were designed and installed by Landlord (see Exhibit D—Excluded Equipment), as well as the plumbing and electric systems of the Demised Premises at Landlord’s own cost and expense, excluding repairs to damage caused by the Tenant’s employees, contractors or visitors. Damages caused by Tenant’s employees, contractors and visitors shall be repaired by the Landlord or its contractors and billed to the Tenant for reimbursement. Landlord shall have the right to make improvements to the facility at its sole discretion. Tenant shall remain responsible for pest control, cleaning, maintenance and repair of walls, floors, ceilings, doors, painting and finishes. Landlord agrees that any maintenance under this Section 19 shall be made upon adequate prior notice to Tenant and Landlord shall make commercially reasonable efforts to reduce any impact on Tenant’s operations at the Demised Premises.

20.           Indemnification. Tenant covenants and agrees to indemnify and save and hold harmless Landlord from and against any and all claims and demands arising from any accident, injury or other occurrence in or about the Demised Premises or from Tenant's failure to comply with the terms and conditions of this Lease (including without limitation reasonable attorney's fee and costs). The provisions of this Section shall survive the termination of this Lease. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against any liability or expense to the extent it is ultimately determined that the same was caused by the sole negligence or willful misconduct of Landlord, its agents, contractors, or employees.

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21.           Environmental.

a.	Tenant shall not use or suffer the Demised Premises to be used in any manner so as to create an environmental violation or hazard, nor shall Tenant cause or suffer to be caused any chemical, biological or other contamination or discharge of a substance of any nature which is noxious, offensive or harmful or which under any law, rule or regulation of any governmental authority having jurisdiction constitutes a hazardous substance or hazardous waste. Tenant shall not violate or suffer to be violated any governmental law, rule, regulation, ordinance or order, including those of any federal, state, county or municipal entity, agency or official. Tenant may not dump medical debris into any sewer or septic systems.
b.	Tenant shall immediately notify Landlord in writing of any environmental concerns of which Tenant is, or becomes, aware or which are raised by any private party or government agency with regard to Tenant's business or the Property. Tenant shall notify Landlord immediately of any hazardous substances released at the Property, whether it is released by Tenant or otherwise.
c.	Without limiting the foregoing, but as additional covenants thereto, Tenant specifically agrees that (i) Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose or otherwise deal with any hazardous substances or hazardous waste as now or hereafter defined by applicable law except in compliance with all applicable laws, rules and regulations; (ii) if at any time during the Lease Term there shall be required, with respect to the Demised Premises or any part thereof, as a result of any conditions created by Tenant, any act pursuant to or in compliance with applicable law, including the filing of any required notice of sale or negative declaration affidavits or the preparation or effectuation of any remediation plans, Tenant shall immediately advise Landlord of same and Tenant shall be solely responsible for the cost of such compliance; and (iii) Tenant shall defend, indemnify and hold Landlord harmless against any claims, actions, fines, penalties, liability, loss, cost or expense, including consultants' and attorneys' fees and costs (whether or not legal action has been instituted), incurred by reason of any failure by Tenant to comply with any environmental law now or hereafter in effect. For the purposes of this provision, the term Tenant shall be deemed to include Tenant, Tenant's agents, servants, employees and invitees.
d.	Tenant expressly acknowledges its understanding and agreement that, during the Lease Term or at or after the Expiration Date (or earlier termination of this Lease), certain notices, filings (and, possibly, sampling plans, remediation plans and remediation work) may be required by law and, if this occurs, then Tenant shall in its own name or, if required, in the name of Landlord, comply, at Tenant's sole cost and expense, with all such applicable notices, filings and other required actions, and defend, indemnify and hold Landlord harmless from all costs and expenses related to the same. However, Tenant shall file no documents or take any other action under this Section without Landlord's prior written approval thereof, and Landlord shall also have the right to file such documents or take such action instead or on behalf of Tenant (but still at Tenant's sole cost and expense), and Tenant shall cooperate with Landlord in so doing. Tenant shall (i) provide Landlord with copies of any documents filed by Tenant pursuant to any environmental law; (ii) permit Landlord to be present at any inspection, on or off site, and at any meetings with government environmental officials; and (iii) provide Landlord with an inventory of materials and substances dealt with by Tenant at the Property, as well as such additional information for government filings or determinations as to whether there has been compliance with an environmental law.

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e.	Landlord shall have the right to enter the Demised Premises at any time upon reasonable notice to conduct tests to discover the facts of any alleged or potential environmental problem.
f.	Tenant shall require any permitted assignee or subtenant of the Demised Premises to agree expressly in writing to comply with all the provisions of this Section. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

22.           Assignment and Subletting. Tenant shall not assign, mortgage or encumber this Lease and shall not sublet or suffer or permit the Demised Premises or any part thereof to be used by others. Tenant agrees that a sale of 50% or more of equity in Tenant’s company, or a merger or acquisition of Tenant’s equity interests into a different entity shall constitute an assignment.

23.           No Waiver or Set–Off. All rent, additional rent, and rent adjustments payable in this Lease shall be made without any deduction or set-offs whatsoever. If there is dispute regarding the amount of rent, Tenant’s sole remedy will be to bring a breach of contract action in a court of competent jurisdiction. The obligation of the Tenant with respect to the payment of Rent due hereunder shall survive the expiration or termination of this Lease. The receipt of any amount of rent or additional rent other than that originally reserved herein or that which may become payable under the terms of this lease, shall not operate as a waiver of any of Landlord's rights or as an accord and satisfaction and Landlord may collect any sums without prejudicing its right and may apply same on account of any balances due in its own discretion.

24.           Subordination, Attornment, Power of Attorney. Tenant agrees that this Lease and Tenant's interest therein shall be subordinate to any superior leases or mortgages that are now, or may hereafter be, placed upon the Property and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof. Tenant also agrees that any mortgagee may elect to have this Lease and Tenant's interest therein constitute a prior lien to its mortgage, and in the event of such election and upon notification by such mortgagee to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage. Tenant agrees that upon the request of Landlord, or any mortgagee, Tenant shall execute whatever instruments may be required to carry out the intent of this Section. Landlord agrees to make reasonable efforts to obtain a non-disturbance agreement in favor of Tenant from each mortgagee.

25.           Estoppel. Within ten (10) days after Tenant takes possession of the Premises, and from time to time thereafter within ten (10) days after request in writing therefor from Landlord, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and any such addressee may rely thereon), a statement in writing in a form and substance prepared by Landlord, certifying (i) that this Lease is unamended and in full force and effect (or identifying any amendments), (ii) whether either party hereto is in default hereof (and specifying any such default), (iii) the date(s) to which Rent has been paid, and (iv) such other matters as Landlord shall reasonably request. In the event that Tenant fails to provide such statement within ten (10) days after Tenant takes possession of the Premises and from time to time thereafter within ten (10) days after Landlord's written request therefore, Tenant does hereby irrevocably appoint Landlord as attorney-in-fact of Tenant, coupled with an interest, in Tenant's name, place and stead so to do in each and every case.

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26.          Default. Any one of the following shall be deemed to be an "Event of Default":

a.	Monetary Defaults. Failure on the part of Tenant to make payment of Rent or any other monetary amount due under this Lease within five (5) days after Landlord shall have sent to Tenant a written notice of such default.
b.	Non-Monetary Defaults. Failure of Tenant to cure the same within thirty (30) days of written notice of Landlord or, if the violation cannot be cured within thirty (30) days, failure to diligently attempt to cure the same within thirty (30) days.
c.	Cross-Default. A default of the amended and restated lease by and between Landlord and Tenant dated February 24, 2023 for the spaces located at 25 Health Sciences Drive, Stony Brook NY.
d.	The commencement of any of the following proceedings, with such proceeding not being dismissed within sixty (60) days after it has begun: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant, or any surety or guarantor of Tenant, being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant, or any surety or guarantor of Tenant, for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant's property, or that of the Tenant's surety or guarantor, by a court of competent jurisdiction; or (v) a petition being filed for the reorganization of Tenant, or any surety or guarantor of Tenant, under any provisions of the Bankruptcy Code or any federal or state law now or hereafter enacted.
e.	Tenant, or any surety or guarantor of Tenant, filing a petition for reorganization or for rearrangement under or otherwise availing itself of any provisions of, the Bankruptcy Code or any federal or state law now or hereafter enacted providing a plan or other means for a debtor to settle, satisfy or extend the time for the payment of debts (a "Bankruptcy Filing"). In the event that Tenant, or any surety or guarantor of Tenant, makes a Bankruptcy Filing, the then present term of this Lease shall cease as of the day prior to the Bankruptcy filing and a new term ("Bankruptcy Term") shall commence as of the date of the Bankruptcy filing and all Rent and other charges due and payable under the Lease for the month in which the date of the Bankruptcy Filing occurs, whether or not actually paid by the Tenant, shall be pro rated on a daily basis. The per diem amounts attributable to the period from the first day of the month in which the date of the Bankruptcy Filing occurs through the day immediately preceding the date of the Bankruptcy Filing shall be deemed pre-petition and the per diem amounts attributable to the period from the date of the Bankruptcy Filing through to the end of the month in which the date of the Bankruptcy Filing occurs shall be deemed due as of the commencement date of the Bankruptcy Term which, if not already paid, shall be and become immediately due and payable by Tenant to Landlord. All of the terms and conditions of the Lease other than the determination of rent and other charges due and payable in the month in which the Bankruptcy Filing occurs as a result of the Bankruptcy Term, including but not limited to the expiration date of the Lease, the timing of options, rent increases and the like, shall remain as set forth in the Lease without regard to this paragraph and without regard to the Bankruptcy Term.

27.          Landlord’s Remedies. If an Event of Default occurs, in addition to any right Landlord may have at law or in equity including, without limitation, the right to seek injunctive relief or specific performance against the Tenant, Landlord may:

a.	Elect to re-enter or take possession of the Demised Premises pursuant to legal proceedings or any notice provided for herein and may either terminate this Lease or, without terminating this Lease, (i) remove all persons and property from the Demised Premises without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby and (ii) make such alterations and repairs as may be necessary in order to relet the Demised Premises under terms and conditions as Landlord, in its sole discretion, may deem advisable.

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b.	Whether or not Landlord elects to re-enter or take possession of the Demised Premises in accordance with subsection (a) above, Landlord may, at any time after the occurrence of an uncured Event of Default, elect to terminate this Lease. Should Landlord elect to terminate this Lease then, in addition to any other remedies Landlord may have available to it, Landlord may recover from Tenant all damages incurred by reason of such breach, including the cost of recovering the Property, all of which amounts shall be immediately due and payable from Tenant to Landlord as if by terms of this Lease it were payable in advance. Landlord may immediately proceed to distrain, collect, or bring action for the worth of the whole Rent, as aforesaid, or any part thereof as aforesaid, as rent being in arrears, or may enter judgment therefor in an amicable action in case of rent in arrears, or may file a proof of claim in any bankruptcy or insolvency proceedings for such rent, or Landlord may institute any other proceedings, whether similar to the foregoing or not to enforce payment thereof.

c.	In the event of default, Tenant shall reimburse Landlord for any legal fees it may incur.

28.           Liability of Landlord. Notwithstanding anything contained in this Lease to the contrary, Tenant agrees that it shall look solely to the estate and property of Landlord in the building of which the Demised Premises is a part, subject to prior rights of any mortgagee or trustee of the Property, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord and no other assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies. In the event Landlord transfers this Lease, except as collateral security for a loan, upon such transfer Landlord will be released from all liability and obligations hereunder, provided that the transferee assumes the obligations of this Lease. All Tenant's property of every kind and description which may at any time be in the Demised Premises shall be kept at Tenant's sole risk, and Landlord shall not (except in the case of Landlord's negligence and through no fault of Tenant) be liable to Tenant, its agents, employees or customers, for any damage, loss, compensation, accident, or claims whatsoever resulting to Tenant or its property from the necessity of repairing any portion of the Building or property; any interruption in the use of the Property; termination of this Lease by reason of the destruction of the Property; any fire, robbery, theft, or any other casualty; any leakage in any part or portion of the Property; any water, wind, rain or snow that may leak into, or flow from part of the Property; any acts or omissions of any occupant of any space adjacent to or adjoining all or any part of the Demised Premises or any part of the building of which the Demised Premises are a part; any explosion, casualty, utility failure or malfunction, or falling plaster; the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, appliances or plumbing works; or any other cause whatsoever.

29.           Successors and Assignees. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the respective heirs, executors, administrators, successors and assigns of the said parties. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition and, if there shall be more than one Tenant, they shall all be bound jointly and severally by these provisions. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided herein. Notwithstanding the foregoing, in the event Landlord or any successor owner shall convey or otherwise dispose of the Property, all liabilities and obligations on the part of Landlord or successor owner under this Lease occurring after such conveyance shall cease and terminate and thereupon all such liabilities and obligations shall be binding upon the new owner. No mortgagee or trustee, or assignee thereof, who succeeds to the interest of Landlord as a result of foreclosure or as a result of a deed-in-lieu of foreclosure transfer shall be liable or obligated to Tenant, or anyone claiming by or through Tenant, or bound by (i) any payment of any installment of Rent made more than thirty (30) days before the due date of such installment, (ii) any claim arising from an act or omission of or default by Landlord under this Lease or (iii) any credits, claims, setoffs or defenses against the Rent due and payable hereunder.

LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC.

LIHTI2

30.           Waiver of Trial by Jury. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenants, Tenant’s use of occupancy of the Demised Premises and/or any claim of injury or damage.

31.           Holdover. In the event Tenant remains in possession of the Demised Premises after the Expiration Date without the execution of a new lease or extension agreement (TIME BEING OF THE ESSENCE with respect to the Expiration Date), Tenant shall be liable to Landlord for: (i) all losses and damages which Landlord may incur by reason of such hold-over including, without limitation, attorneys' fees and disbursements and lost opportunities (and/or new leases) by Landlord to re-let the Demised Premises (or any part thereof), and Tenant shall indemnify Landlord against all claims made by any succeeding tenants against Landlord or otherwise arising out of or resulting from Tenant's failure timely to surrender and vacate the Demised Premises on the Expiration Date in accordance with the provisions hereof; and (ii) a use and occupancy in respect of the entire Demised Premises calculated with respect to an annual rate equal to the greater of (a) 200% of the Base Rent plus 1/12 of the previous year’s charges for all Additional Rent payable on a recurring basis hereunder for the last year of the Term or (b) the then fair market value of the Property, as determined by Landlord (either of which amounts Landlord and Tenant agree shall be assessed on a monthly basis and is fair and reasonable under the circumstances and is not, and shall not be deemed to be, a penalty). Tenant shall also be liable to Landlord for any payment or rent concession made or provided by Landlord to any new tenant for all or any part of the Demised Premises in order to induce such tenant not to terminate its lease with Landlord by reason of Tenant's holding-over (including, without limitation, any holdover expenses, rent, damages or liability which shall be borne by the new tenant with respect to its then-existing lease and premises at another building). In no event shall any provision hereof be construed as permitting Tenant to hold-over in possession of the Property, or any portion thereof, after the Expiration Date. All damages to Landlord by reason of such holding-over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

32.           Applicable Law. This Lease is governed by and shall be interpreted in order to be valid under New York law. Tenant agrees that: (i) any legal action or proceeding against it with respect to this Lease may be brought in Suffolk County under New York law; (ii) Tenant submits, generally and unconditionally, to the jurisdiction of that court; (iii) Tenant waives any claim that the court selected by Landlord lacks jurisdiction, is not a convenient forum, or is not the proper venue. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC.

LIHTI2

33.           Not an Offer/Merger Clause. The submission by the Landlord of this Lease shall not be construed as an offer to lease. This Lease and the exhibits, riders and/or addenda, if any attached, set forth the entire agreement between the parties. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. If any provision contained in a rider or addenda is inconsistent with the provisions contained herein then the provisions contained in said rider or addenda shall supersede said provisions contained herein. The captions, numbers and index appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of any paragraph, nor in any way affect this Lease.

34.           Rules and Regulations. Tenant agrees to adhere to and abide by Landlord’s Rules and Regulations, attached as Exhibit C, any additional rules and regulations that may be adopted or modified by the Landlord.

List of Exhibits

Exhibit A—Description of Building

Exhibit B—Demised Premises

Exhibit C—Rules and Regulations

Exhibit D - LIHTI 2 HVAC Equipment excluded from Landlord’s maintenance responsibilities

[signature page to follow]

LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC.

LIHTI2

IN WITNESS WHEREOF, the parties hereby set their hands this 24th day of February, 2023.

WITNESS:	LANDLORD:

Long Island High Technology Incubator, Inc.

	By:	/s/ Anil Kumar Dhundale
	Its:	Executive Director

TENANT:

Applied DNA Sciences, Incorporated

	By:	/s/ James A. Hayward
	Its:	President and Chief Executive Officer